EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE            Contact:  Robert E. Evans
---------------------------                President and Chief Executive Officer
December 1, 2000                           (740) 373-3155


     PEOPLES BANCORP RECOGNIZED AMONG ELITE OF AMERICA'S FINEST COMPANIES(R)
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         MARIETTA,  Ohio - Peoples  Bancorp  Inc.  (Nasdaq:  PEBO) was  recently recognized  in the Tenth Annual  Edition of America's  Finest  Companies(R),  an
investment directory of all publicly-traded US companies with at least 10 consecutive years of higher earnings and/or dividends per share. The directory is published annually by Bill Staton, Chairman of the Staton Institute in Charlotte, North Carolina, (800) 847-8507.
         Peoples Bancorp was also named to the Staton Institute's "Super 50 Team", reserved for companies with a combined total of at least 50 years of higher earnings and dividends per share. Only 20 companies received this elite distinction, representing just 0.11% of all publicly-traded US companies. Peoples Bancorp was ranked 6th over a 10-year period, with consecutive earnings per share growth of 26 years and annual dividend growth of 34 straight years.
         "We are  honored  to be a part  of this  select  group  of  companies,"
commented  Robert  E.  Evans,   President  and  CEO  of  Peoples  Bancorp.   "It
acknowledges our longtime commitment to integrated financial solutions, and reflects our mission of profitable growth for the long-term benefit of clients, shareholders, and associates." Only the top 2% of the 19,000+ publicly-traded US companies make the list of America's Finest Companies(R).
         Peoples Bancorp Inc. is a diversified financial services company with $1.1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky.
Peoples  Bank  also  makes  available  other  financial   services  via  Peoples
Investments, which provides client-tailored solutions for fiduciary needs, investment alternatives, and other asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance Agency provides a full set of life, property and casualty insurance products and services. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.

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